Exhibit 10.2

Master Form Grant for

Employee, Consultant or Director

NEUROSIGMA, INC.

2010 Stock Option/Stock Issuance Plan

Form of Notice of Grant of Stock Option

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of the Corporation:

Optionee:

Grant Date:

Vesting Commencement Date:

Exercise Price:	$ per share

Number of Option Shares:	shares of Common Stock

Expiration Date:

Type of Option:	Incentive Option

Non-Statutory Option

Date Exercisable: Immediately exercisable for Vested Shares only.

Vesting Schedule: The Option Shares shall initially be Unvested Shares. Twenty-five percent (25%) of the Option Shares shall become Vested Shares and thereafter be exercisable upon the anniversary of the Vesting Commencement Date, provided that Optionee must have continuously provided Service during such time. The balance of the Option Shares shall become Vested Shares and thereafter exercisable in a series of thirty-six (36) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the three (3) year period measured from the anniversary of the Vesting Commencement Date. In no event shall any additional Option Shares vest after Optionee’s Service ceases.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the NeuroSigma, Inc. 2010 Stock Option/Stock Issuance Plan, as may have been amended and restated to date (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

Optionee understands that any Option Shares purchased under the Option will be subject to the terms set forth in the Stock Purchase Agreement attached hereto as Exhibit B. Optionee hereby acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit C and the Question and Answer Summary in the form attached hereto as Exhibit D.

Repurchase Rights. Optionee hereby agrees that the Option Shares acquired upon the exercise of the Option may be subject to certain repurchase rights and rights of first refusal exercisable by the Corporation and its assigns. The terms of such rights are specified in the attached Stock Purchase Agreement.

Prior Agreements. This Notice and the Stock Option Agreement, and the Stock Purchase Agreement when executed will, constitute the entire agreement and understanding of the Corporation and Optionee with respect to the terms of the Option and supersede all prior and contemporaneous written or verbal agreements and understandings between Optionee and the Corporation relating to such subject matter. Any and all prior agreements, understandings or representations relating to the Option are terminated and cancelled in their entirety and are of no further force or effect.

No Right to Continue Service. Nothing in this Notice or in the attached Stock Option Agreement, Stock Purchase Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

Dated:             , 20

NEUROSIGMA, INC.:

By:

Name:

Title:

OPTIONEE:

Signature:

Printed Name:

Address: